Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--July 26, 2012--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $7.6 million ($.52 diluted EPS) on revenue of $137.2 million for its second quarter ended June 30, 2012, compared to net income of $1.8 million ($.13 diluted EPS) on revenue of $87.3 million for the second quarter ended June 30, 2011. Net income for the six months ended June 30, 2012 was $14.4 million ($.99 diluted EPS) on revenue of $250.3 million, compared to the net loss of $5.1 million ($.36 diluted loss per share) on revenue of $133.6 million for the six months ended June 30, 2011.

The Company had a revenue backlog of $474.0 million and a labor backlog of approximately 2.9 million man-hours at June 30, 2012, including commitments received through July 26, 2012, compared to a revenue backlog of $614.5 million and a labor backlog of 4.6 million man-hours reported as of December 31, 2011.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2012	2011
Cash, cash equivalents and short-term investments	$30,590	$55,287
Total current assets	173,951	177,913
Property, plant and equipment, at cost,net	222,915	216,722
Total assets	397,538	395,935
Total current liabilities	67,387	75,987
Debt	0	0
Shareholders' equity	294,270	282,799
Total liabilities and shareholders' equity	397,538	395,935

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 27, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2012. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.215.6825. A digital rebroadcast of the call is available two hours after the call and ending August 3, 2012 by dialing 1.888.203.1112, replay passcode: 2122274.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs , SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

Business Update

Status of Graving Dock Repairs

As previously disclosed by the Company, the graving dock at our Texas facility flooded unexpectedly in the fourth quarter of 2011 when soil washed out from under the graving dock floor, which allowed water from the Gulf Intracoastal Waterway to enter the dock through the floor and caused damage to a portion of the graving dock slab. To prevent further flooding, the Company designed and constructed a coffer cell to drain the dock and complete repairs to the slab so that it can be utilized during the fabrication stage of the Williams Gulfstar FPS™ GS-1 hull project. The estimated cost to construct the coffer cell is approximately $9.6 million, and construction is substantially complete. The dock has been drained and the Company is determining the extent of the damage and commencing necessary repairs. The estimated cost to repair the graving dock slab is $8.0 million. The estimate to repair the slab has increased from the Company’s original estimate of $1.5 million to $3.0 million because of additional damage to the slab the Company was unable to discover until the dock was drained. The estimated costs to repair the slab to the dock will be expensed when incurred in the third and fourth quarters of 2012. The Company has insurance coverage available and has filed a claim for what it believes to be allowable costs under the terms of these insurance policies.

Customer Requested Slowdown of Work

On July 13, 2012, the Company received a notice from one of its customers requesting the Company reduce work on a deepwater project to an operational minimum, ensuring that the existing work is protected and available for a full scale resumption of work in the future. As of June 30, 2012, the outstanding contracts receivable balance on this project was $21.7 million and the remaining work on this project represented 6.6% of the Company’s revenue backlog and 10.6% of its labor backlog. The customer also requested a short term extension for the payment of the unpaid balance on the contract. At the time of this request, approximately $4.0 million of the $21.7 million balance was past due. The Company has entered into preliminary discussions with this customer regarding extending the terms of payment of the outstanding balance. While the Company believes work on this project will resume in the future, it has no guarantees as to the timing of when or if such full scale resumption will occur. The Company plans to reallocate its resources to other projects in its backlog in order to mitigate any potential impact the slowdown may have on revenue for future periods.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to update any forward-looking statements to reflect events or circumstances occurring after the date such statements are made.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$137,227	$87,251	$250,310	$133,599
Cost of revenue:
Contract costs	123,322	82,405	223,737	130,631
Asset impairments	-	-	-	7,690
Total cost of revenue	123,322	82,405	223,737	138,321
Gross profit (loss)	13,905	4,846	26,573	(4,722)
General and administrative expenses	2,582	1,958	5,194	3,894
Operating income (loss)	11,323	2,888	21,379	(8,616)

Other income (expense):
Interest expense	(23)	(32)	(119)	(54)
Interest income	180	156	428	171
Other	22	228	85	228
	179	352	394	345

Income (loss) before income taxes	11,502	3,240	21,773	(8,271)

Income taxes	3,910	1,405	7,402	(3,142)

Net income (loss)	$7,592	$1,835	$14,371	$(5,129)

Per share data:

Basic earnings (loss) per share - common shareholders	$0.52	$0.13	$0.99	$(0.36)

Diluted earnings (loss) per share - common shareholders	$0.52	$0.13	$0.99	$(0.36)

Weighted-average shares	14,388	14,348	14,385	14,346
Effect of dilutive securities: employee stock options	21	31	24	-
Adjusted weighted-average shares	14,409	14,379	14,409	14,346

Depreciation and amortization included in expense above	$5,783	$5,033	$11,433	$10,056

Cash dividend declared per common share	$0.10	$0.06	$0.20	$0.12

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer